Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 11, 2006 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 11  Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, locomotive, and aircraft industries, today reported results for the second quarter and six months ended March 31, 2006.

For the quarter ended March 31, 2006, the Company recorded a net loss of $105,972 or 9 cents per share, compared with net loss of $255,610 or 21 cents per share, in the same period a year ago. Sales in the second quarter were $3,613,401, up 27% from $2,842,081 a year ago.

In the first fiscal half, the Company reported a net loss of $1,469 or 0 cents per share, compared with  net loss of $739,368 or 61 cents per share, in the same period a year ago. Sales were $6,316,625 up 29%, compared to $4,906,972 in last year's first half.

Robert L. Bauman, President and CEO, said that the first half operating results were in line with Company expectations. He also stated the increase in backlog at March 2006 was due to receipt of a large order for an automotive diagnostic product for an OEM. This order is expected to increase revenues and operating results significantly for the third and fourth quarter of the current fiscal year. He further stated, our other businesses continue to show solid improvement but the Company still relies on these large orders to provide positive results. We continue to commit resources to a large emissions program for the State of California and expanding the penetration for the “large order” product with other OEMs. We are cautiously optimistic these commitments will result in revenues next fiscal year.

Backlog at March 31, 2006 was $6,585,000, an increase of 415% from the backlog of $1,586,000 a year earlier. The increase was due primarily to increased orders in automotive diagnostic products of approximately $5,200,000, specifically,  a single order for approximately $5,000,000 for a proprietary tool program to a large OEM customer and $208,000 for other OEM and aftermarket products, offset in part by a decrease in fastening systems products of approximately $115,000. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2006.

The Company's financial position remains strong, with current assets of $8,099,908 that are 4.1 times current liabilities, and no long-term debt. Working capital at March 31, 2006 totaled $6,102,225 and shareholder's equity was $8,443,962 or $6.97 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2006, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2006	2005	2006	2005
Net sales	$3,613,401	$2,842,081	$6,316,625	$4,906,972
Income (loss) before Income tax	(160,472)	(387,510)	(2,169)	(1,120,368)
Income (recovery of) taxes	(54,500)	(131,900)	(700)	(381,000)
Net income (loss)	(105,972)	(255,610)	(1,469)	(739,368)
Basic income (loss) per share	(.09)	(.21)	(.00)	(.61)
Diluted income (loss) per share	(.09)	(.21)	(.00)	(.61)
Weighted average shares outstanding	1,211,245	1,211,246	1,211,245	1,212,169